Exhibit 99.5

COMMERCIAL REVOLVING LOAN AGREEMENT

     THIS COMMERCIAL REVOLVING AGREEMENT (the “Agreement”) is made this 29th day of July, 2003, by and between PEOPLE’S BANK, a banking corporation organized and existing under the laws of the State of Connecticut, having its principal place of business and chief executive office at 850 Main Street, Bridgeport, Connecticut 06604 (the “Bank”); and INTERNATIONAL SMART SOURCING, INC., a corporation organized and existing under the laws of the State of Delaware, INTERNATIONAL PLASTIC TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, and ELECTRONIC HARDWARE CORP., a corporation organized and existing under the laws of the State of New York, each having its principal place of business and chief executive office at 320 Broad Hollow Road, Farmingdale, New York 11735 (collectively, the “Borrowers”).

     PREMISES: The Borrowers, in order to provide working capital for their future operations, have requested that the Bank establish a revolving credit facility. The Bank is willing to honor such request, subject to the terms and conditions of this Agreement. In this regard, the parties agree that it is necessary and desirable to structure these facilities in a manner that will afford the Bank continuous and timely access to financial records and other relevant information relating to the Borrowers’ business activities and financial condition. Strict compliance with all of the reporting requirements contained in this Agreement is acknowledged by the Borrowers as being of the highest importance to the Bank. Moreover, the Bank is willing to enter into this transaction only if it is given the broadest discretion to determine when terms and conditions herein are satisfied, when and in what amounts future loan advances are to be made and when, to what extent and by whom actions designed to preserve its collateral position are to be taken.

     NOW, THEREFORE, the parties mutually agree, represent and warrant as follows:

ARTICLE I. DEFINITIONS

     As used herein and in any certificate, report or document made or delivered pursuant to this Agreement, the following terms shall have the meanings hereinafter respectively assigned (with terms defined in the singular having comparable meanings when used in the plural and vice versa, and with the pronouns “he”, “she”, and “it”, and comparable terms, deemed to include entities of any gender):

          (a) Unless otherwise specifically defined herein, the terms “accounts”, “documents”, “equipment”, “fixtures”, “general intangibles”, “payment intangibles”, “goods”, “instruments”, “inventory”, “proceeds”, “products” and all other terms defined in the Uniform Commercial Code as adopted by the State of Connecticut in Title 42(a) of the Connecticut General Statutes, as amended (the “Connecticut Uniform Commercial Code”), shall have the meanings respectively assigned to such terms in the Connecticut Uniform Commercial Code.

          (b) The term “Account Receivable Availability” means, as at any time, that amount equal to eighty five (85%) percent of Eligible Receivables.

          (c) The term “affiliate” of another person means (i) a person which, directly or indirectly, controls or is controlled by or is under common control with such other person; (ii) if such other person is a corporation, a person that holds, owns or controls, directly or indirectly, the power to vote or to effect a disposition of 10% or more of any class of equity securities of such corporation, or holds a 10% or greater interest in the net income or net assets of such corporation (or a comparable interest in any such other person that is an unincorporated association); (iii) any officer, director, partner or employee of such other person; or (iv) if such other person is an individual, any relative or spouse of such other person, or any relative of such spouse, who has the same home as such other person. For purposes of this definition, “control”, including its correlative terms, as used with respect to any corporation, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          (d) The term “Borrowers” means International Smart Sourcing, Inc., International Plastic Technologies, Inc., and Electronic Hardware Corp.

          (e) The term “Borrower SEC Documents” is defined in Section 4.12 hereof.

          (f) The term “Capital Expenditures” means any expenditure for the purchase, lease or rental of fixed or capital assets (including, but not limited to, the purchase, construction, and rehabilitation of equipment or other physical assets).

          (g) The term “Collateral” is defined in Section 3.01 hereof.

          (h) The term “Commitment Amount” is defined in Section 2.01 hereof.

          (i) The term “Debt Service” shall mean, with respect to a reporting period, the sum of (i) obligations, in respect of long term debt, capital leases and/or any other debt, due and payable during such period, and (ii) interest expense on all such debt due and payable during such period.

          (j) The term “Eligible Inventory” means finished inventory of the Borrowers held for sale or lease in the ordinary course of Borrowers’ business (i) in which the Bank has a first, perfected security interest, and which is not subject to a security interest, lien or other encumbrance in favor of any other person, (ii) which is now and at all times shall be inventory of good and marketable quality, free from material defects, and (iii) which is not specified hereafter in whole or in part by the Bank in its reasonable discretion as unacceptable.

         (k) The term “Eligible Receivables” shall mean Borrowers’ accounts receivable which are outstanding fewer than 91 days from original invoice date, to the extent that each such receivable: (i) represents an undisputed bona fide indebtedness incurred by a customer of any of the Borrowers in the amount indicated on the invoice evidencing the receivable, with respect to a sale and delivery of merchandise upon specified terms or the performance of work, labor or services rendered by any of the Borrowers; (ii) is not due from an affiliate, subsidiary, officer or employee of any of the Borrowers; (iii) is not a contra or offset account; (iv) is assignable; (v) is the obligation of a solvent account debtor; (vi) is not now, nor shall at any time become, contingent upon the fulfillment of any contract, additional performance or condition whatsoever, and is not subject to any defense, offset, or counterclaim; (vii) is not represented by any note or other negotiable instrument; (viii) does not arise from a transaction which violates any applicable law, regulation or ordinance; (ix) is not due from the

United States, and/or any foreign government, any state, or any agencies, departments or subdivisions thereof, unless the Borrowers have given notice to such entities that the monies owing under such contracts and invoices that evidence the receivables have been assigned to the Bank, and the Borrowers have complied with all relevant laws necessary to protect the Bank’s security interest in the receivables; (x) is not due from any customer located outside of the United States, unless supported by a letter of credit in form and substance satisfactory to the Bank; (xi) does not arise from the exchange and/or barter of any goods or services; and (xii) is not specified hereafter individually or categorically by Bank, in its sole discretion, as ineligible. Without limiting the foregoing, all receivables of an account debtor shall be unacceptable if fifty (50%) percent or more of the aggregate amount of all such receivables shall be outstanding more than 90 days from the original invoice date.

          (l) The term “ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the rules, interpretations and regulations thereunder, as the same shall be in effect.

          (m) The term “Event of Default” is defined in Section 6.01 hereof.

          (n) The term “Financial Statements” shall mean the consolidated and consolidating balance sheets and related financial statements of the Borrowers, which have been delivered to the Bank.

          (o) The terms “generally accepted accounting principles” and “GAAP” mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board.

          (p) The term “Guarantors” shall mean David Kassel, Andrew Franzone and Harry Goodman, pursuant to the Guaranties.

          (q) The term “Guaranties” shall mean the written guaranties issued by the Guarantors to the Bank, dated of even date herewith.

          (r) The term “Indebtedness” means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

(i) All items of indebtedness or liability which, according to generally accepted accounting principles, should be included in a balance sheet as at the date on which the liabilities are to be determined;

(ii) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(iii) All indebtedness (contingent or otherwise) in effect guaranteed, directly or indirectly, through agreements: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, projects, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor; and

(iv) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned by the obligor or acquired subject thereto, whether or not the liabilities secured thereby have been assumed.

          (s) The term “Inventory Availability” shall mean the lesser of (i) $350,000.00, or (ii) the value of twenty five (25%) percent of Eligible Inventory.

          (t) The term “Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or other similar juridical entity.

          (u) The term “Maturity Date” is defined in Section 2.01 hereof.

          (v) The term “Net Cash Flow” shall mean, with respect to a reporting period, the combined net, after tax profit of the Borrowers during such period, determined in accordance with generally accepted accounting principles, plus (i) depreciation and amortization charges during such period, and (ii) interest expense due and payable on all Indebtedness during such period, and minus (1) non-operating, extraordinary gains during such period, (2) internally funded Capital Expenditures during such period, (3) distributions, dividends, and/or similar payments to the Borrowers’ shareholders (including withdrawals to pay any S Corporation tax liability), and (4) the purchase of treasury stock.

          (w) The term “Obligations” means the obligations of the Borrowers:

(i) To pay the principal and interest on the Revolving Loan in accordance with the terms thereof, whether resulting from extensions of credit prior to or after the occurrence of an Event of Default, and to satisfy all of its other Indebtedness owed to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

(ii) To reimburse to the Bank all amounts advanced by the Bank hereunder or otherwise to or on behalf of the Borrowers, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral, or any other amounts expended in connection with any property securing all or any portion of the amounts due under subsection (i) above;

(iii) To indemnify the Bank against, and to hold it harmless from, any and all liabilities, damages, losses incurred by, imposed upon, or sustained by the Bank in protecting, taking possession of, collecting, liquidating, or otherwise realizing upon the Collateral or in exercising any other rights or utilizing any other remedies provided in this Agreement or afforded by any applicable Law, except such liabilities, damages, or losses resulting from the Bank’s own negligence or willful misconduct; and

(iv) To reimburse the Bank for all of the Bank’s reasonable expenses and costs, including the reasonable fees and expenses of its counsel and consultants, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other documents required or contemplated hereunder.

          (x) The term “person” shall include natural persons, corporations, associations, companies, partnerships, business trusts and other unincorporated business organizations.

          (y) The term “Prime Rate” shall mean the per annum rate of interest designated by the Bank from time to time as its prime rate, which may not necessarily be the Bank’s lowest or best rate. The Prime Rate may be determined and re-determined on a daily basis, and each change in the Prime Rate shall be effective on and following the date of such change without notice or demand to the Borrowers, until again changed by the Bank.

          (z) The term “Revolving Loan” is defined in Section 2.01 hereof.

          (aa) The term “SEC” is defined as the United States Securities and Exchange Commission.

          (bb) The term “Security Agreements” is defined in Section 3.01 hereof.

          (cc) The term “subsidiary” means any corporation or other business entity of which more than fifty percent (50%) of the outstanding voting securities or interest shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by any of the Borrowers.

          (dd) The term “Tangible Net Worth” of the Borrowers means, at a reporting date, all amounts which would, in conformity with GAAP, be included under shareholders’ equity on a consolidated balance sheet of the Borrowers at such date, plus all subordinated debt owed to officers and/or shareholders of the Borrowers, as reflected on the same balance sheet; provided, however, that such amount is to be net of amounts carried on the books of the Borrowers for: (i) treasury stock; (ii) unamortized debt discount and expense; (iii) any cost of investments in excess of net assets acquired at any time by Borrowers; (iv) patents, patent applications, copyrights, trademarks, tradenames, and any other intangible assets of Borrowers; (v) good will, research, development or experimental expenses, and organizational expenses; and (vi) loans due from officers, guarantors and/or affiliates.

ARTICLE II. REVOLVING LOAN

     Section 2.01. Amount and Terms. Subject to the satisfaction of the terms and conditions hereof, and in reliance on the representations and warranties contained herein, the Bank may, in its sole and unfettered discretion, extend to the Borrowers, jointly and severally, and on a revolving basis (the “Revolving Loan”), from time to time, an amount or amounts not exceeding the lesser of the following amounts (the “Commitment Amount”): (i) One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars; or (ii) the sum of Accounts Receivable Availability and Inventory

Availability. Each proposed borrowing request in respect of the Revolving Loan shall be made no later than 11:00 A.M. Eastern Standard Time on the day the advance is to be made, and shall specify the amount requested and the date of borrowing. Telephonic or facsimile notice of a proposed borrowing may be relied upon by the Bank in good faith in making an advance, provided that such notice is confirmed in writing within one business day by an executive officer or chief financial officer of the Borrowers. If the Bank, in its sole discretion, agrees to advance funds in respect of a borrowing request under the Revolving Loan, such advance shall be made directly into the Borrowers’ commercial checking account(s) maintained at the Bank. On May 31, 2004 (the “Maturity Date”) or, at the Bank’s sole option and discretion, upon the occurrence of an enumerated Event of Default, the unpaid principal and all accrued and unpaid interest under the Revolving Loan shall become due and payable in full. The Borrowers may from time to time repay any portion of the Revolving Loan without penalty or premium, in which event the principal amount repaid shall again become available for advance, subject to the Bank’s sole discretion. For purposes of determining availability under the Revolving Loan, the Bank will, on the business day on which payments are received (including but not limited to any payments received in accordance with the Lockbox Service Agreements between the Bank and Borrowers, of even date herewith) and on a provisional basis until the final receipt of good funds, credit such payments to the principal amount of the Revolving Loan as a repayment thereof; provided that any such provisional credit is subject to reversal and will thereafter be credited when such payment is actually received in good funds. Should the Bank at any time honor borrowing requests with the result that the outstanding principal balance exceeds the Commitment Amount, then the entire outstanding principal balance shall be subject to and governed by the terms and conditions hereof and shall be repaid at the time provided for in this Agreement. To the extent the Borrowers request that a portion of the Revolving Loan be employed and/or reserved to fund letters of credit, acceptances, certifications, or the like, the Bank reserves the right to impose any conditions, fees or procedures in respect of such funding, in addition to those conditions, fees or procedures for advances hereunder; and any such request will be considered an advance under the Revolving Loan at such time as the Bank disburses funds in accordance with such requested facility.

     Section 2.02. Scheduled Interest Payments. Principal amounts outstanding under the Revolving Loan shall bear interest at the Bank’s Prime Rate plus one (1.00%) percent, shall be charged monthly in arrears on the daily unpaid Revolving Loan balance, and shall be payable on the first business day of each month. For purposes of determining the principal balance due under the Revolving Loan upon which interest will be charged, payments received by the Bank (including but not limited to those received in accordance with the Lockbox Service Agreements between the Bank and Borrowers, of even date herewith) shall not be credited to the Revolving Loan balance for a period of two (2) business days to allow for collection thereof, conditional upon final collection; and, in the event that any payment of principal and/or interest shall be returned unpaid for any reason, any credit given on account of such payment shall be deleted, interest shall accrue retroactively to the date such credit was given and such payment shall be deemed, for all purposes under this Agreement, never to have been made. Interest shall be computed on the basis of a 360-day year and paid for actual number of days elapsed. After maturity or upon the occurrence of an Event of Default, all amounts due under the Revolving Loan shall, in the Bank’s discretion, bear interest at the Bank’s Prime Rate plus two (2.00%) percentage points. The Bank may, in addition, charge and collect a late fee equal to five (5%) percent of any amount past due; provided, however, that the Bank will provide prompt notice that a late fee has been assessed.

     Section 2.03. Records. The unpaid principal amount of the Revolving Loan, the unpaid interest, costs and expenses accrued thereon, the interest rate or rates applicable to such unpaid principal amounts, and the duration of such applicability, shall at all times be ascertained from the records of the Bank, which records shall be conclusive, absent manifest error.

     Section 2.04. Revolving Loan Balance. The Bank shall send the Borrowers statements of all amounts due hereunder, which statements shall be deemed to be correct and conclusively binding on the Borrowers, absent manifest error, unless the Borrowers notify the Bank to the contrary within fifteen (15) days of its receipt of any statement and establishes within a reasonable time thereafter to the reasonable satisfaction of the Bank that such statement is incorrect.

     Section 2.05. Right to Charge Account. The Bank, at its option, may effect the payment of any amount due (including but not limited to principal due and any interest or costs accruing under the Revolving Loan) by charging any of the Borrowers’ accounts held with the Bank or by advancing against the Revolving Loan. This right does not affect the Borrowers’ obligations hereunder to make timely payments or require the Bank to exercise such option.

     Section 2.06. Commitment, Non-Use and Audit Fees. The Borrowers agree to pay to the Bank a commitment fee of $10,000.00, payable on or before the date hereof. In addition, the Borrowers agree to pay to the Bank a fee equal to one quarter of one percent (0.25%) of the un-borrowed portion of the Commitment Amount available to the Borrower, computed on a daily basis and paid monthly in arrears. The Borrowers also agree to pay to the Bank auditing fees calculated at $750.00 per person, per day (plus out-of-pocket expenses), immediately upon presentation of an invoice therefor. Prior to an Event of Default hereunder, the Bank shall not charge the Borrowers for audits undertaken more often than two (2) times per year. Upon the occurrence of an Event of Default hereunder, the Bank shall not be limited in any respect for the total amount charged for audits hereunder.

     Section 2.07. New Laws. In the event that any law, regulation, treaty or official directive or the interpretation or application thereof by any court or governmental authority or the compliance with any guideline or request of any governmental authority: (a) subjects the Bank to any tax with respect to any amounts payable under the Revolving Loan or otherwise with respect to the transactions contemplated hereunder, except for taxes on the overall net income of the Bank imposed by the United States of America, the State of Connecticut, or any agency thereof, or any other governmental entity having jurisdiction over the Bank; or (b) imposes, modifies or deems applicable any deposit, insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitments to make the Revolving Loan or advances by the Bank, other than such requirements the effect of which is included in the determination of the interest rates for the Revolving Loan or advances made hereunder; and the result of any of the foregoing is to increase the cost of the Bank, reduce the income receivable by or return on equity of the Bank or impose any expense upon the Bank with respect to the Revolving Loan or advances hereunder, the Bank shall so notify the Borrowers. The Borrowers agree to pay the Bank the amount of such increases in cost, reduction in income, reduced return on equity or additional expenses (exclusive of customary overhead expenses) as and when such cost, reduction in income, reduced return on equity or additional expense is incurred or determined, plus interest upon presentation by the Bank of a statement in the amount and setting forth the Bank’s calculation thereof. In determining such amount, the Bank may use any reasonable averaging and attribution methods, which statement shall be deemed true and correct, absent manifest error. Such amounts shall be deemed to be an advance under the Revolving Loan.

     Section 2.08. Revolving Note. Advances under the Revolving Loan shall be evidenced by a Revolving Note, in form and substance attached hereto as Exhibit 2.08.

ARTICLE III. COLLATERAL

     Section 3.01. Security Interest. To secure the payment and performance of all Obligations of the Borrowers to the Bank, the Borrowers have, pursuant to the terms of certain Security Agreements (the “Security Agreements”), dated of even date herewith, granted to the Bank continuing security interests in, inter alia, all of its and their personal property, rolling stock, deposit accounts, accounts, chattel paper, money, documents, licenses, leases, goods, contract rights, equipment, machinery, fixtures, general intangibles, payment intangibles, instruments, inventory and work-in-process, whether now owned or hereafter acquired, and any and all accessories and additions thereto, and any and all replacements and all cash and non-cash proceeds and products thereof, including proceeds of insurance policies payable by reason of loss or damage to the collateral (collectively, the “Collateral”).

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrowers each individually and collectively hereby represent and warrant as follows:

     Section 4.01. Organization. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and each of the Borrowers has the corporate power and authority to own its own properties and assets and to carry on its business as now being conducted and is qualified to do business in every jurisdiction wherein such qualification is necessary, which jurisdictions are listed on Schedule 4.01 attached hereto.

     Section 4.02. Authority of Borrowers. Each of the Borrowers has the corporate power and authority, and has taken all requisite corporate action, to execute, deliver and perform this Agreement, to borrow hereunder, and to execute and deliver all documents and instruments required to be furnished by the Borrowers hereunder.

     Section 4.03. Subsidiaries; Trade Names. Schedule 4.03 attached hereto sets forth a list of all subsidiaries of the Borrowers, their respective jurisdictions of incorporation and percentage of ownership as of the date hereof. Each subsidiary of the Borrowers is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has the lawful power to own its properties and to engage in the business it conducts and is qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the property owned by it requires such qualification. The states in which each subsidiary is qualified to do business are also listed in Schedule 4.03 attached hereto. All of the issued and outstanding shares of the capital stock of each subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and no options or rights have been granted for the sale or other disposition of such shares of stock. None of the Borrowers nor any of its or their subsidiaries operates or does business under any assumed, trade or fictitious name, except as set forth in Schedule 4.03 attached hereto. The addresses of the places of Borrowers’ and any of their subsidiaries businesses are also listed in Schedule 4.03 attached hereto.

     Section 4.04. Binding Effect. The execution, delivery and performance of this Agreement, and all such other agreements, documents and instruments as may be required hereunder, will not violate any Law, the certificates of incorporation or bylaws of the Borrowers, and will not conflict with or violate, result in a breach of or constitute a default under, any indenture, agreement or other instrument to which any of the Borrowers is a party or by which the Borrowers or any of its or their properties or assets are bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the Borrowers, or constitute grounds for the acceleration of any performance or compliance obligation of any of the Borrowers under any such indenture, agreement or instrument. When so executed and delivered, this Agreement, and all other related agreements, documents and instruments, shall constitute the legal, valid and binding obligations of each of the Borrowers, enforceable in accordance with their terms.

     Section 4.05. Financial Statements. The Financial Statements fairly present the consolidated financial condition of the Borrowers as of this date set forth therein, and were prepared in accordance with generally accepted accounting principles.

     Section 4.06 Status of Collateral. Each of the Borrowers has good and marketable title to its personal property, deposit accounts, accounts, chattel paper, money, documents, licenses, leases, goods, contract rights, equipment, machinery, fixtures, general intangibles, payment intangibles, instruments, inventory, work-in-process and such other of its property and assets which individually or in the aggregate are material to the business of any of the Borrowers, and none of such properties or assets are subject to any lien, lease, charge or encumbrance, other than those in favor of the Bank or described in Schedule 4.06 attached hereto.

     Section 4.07. Litigation. Except as listed and described in Schedule 4.07 attached hereto, there is no litigation or administrative investigation or proceeding pending or threatened against any of the Borrowers, nor are any of the Borrowers to the best of its and their knowledge aware of any facts which justify the institution of such litigation or proceeding, whether or not covered by insurance, and none of the Borrowers are in default with respect to any outstanding judgment, writ, order or decree issued by any court or governmental agency. Schedule 4.07 attached hereto sets forth the maximum liability, penalty or damages that may be or has been incurred by the Borrowers in respect of each enumerated litigation, investigation, proceeding, judgment, writ, order or decree. Unless otherwise indicated in Schedule 4.07 attached hereto, each of the Borrowers has insurance which will provide full coverage for any awards or judgments which may result or has resulted from any actions or proceedings against the Borrowers described in such schedule. For purposes of this Section 4.07 only, the term “threatened” shall mean that a potential claimant has manifested to any of the Borrowers an awareness and present intention to assert a claim or assessment.

     Section 4.08. Absence of Default. To the best of their knowledge, none of the Borrowers are now in default in any material respect in the performance of or compliance with any covenant or condition of any material agreement or obligation to which it is a party or by which it is bound, with the exception of the FDIC/Connecticut Bank of Commerce obligations, which are being paid in full with the proceeds of the Revolving Loan.

     Section 4.09. Taxes. Each of the Borrowers has filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed, and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by the Borrowers to the extent that such taxes have become due, and none of the Borrowers has any knowledge of any material liability (or basis therefor) for any tax to be imposed on the Borrowers or any of its or their assets or properties for which adequate provision has not been made in the Financial Statements.

     Section 4.10. ERISA Compliance. Each of the Borrowers and each of its and their affiliates are in compliance in all material respects with all applicable provisions of ERISA. Except as otherwise set forth in Schedule 4.10 attached hereto, neither a reportable event nor a prohibited transaction has occurred and is continuing with respect to any employee benefit plan established or maintained by or on behalf of any of the Borrowers and/or any of its or their affiliates (a “Benefit Plan”); no notice of intent to terminate any Benefit Plan has been filed, nor has any Benefit Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer, any Benefit Plan, nor has the PBGC instituted any such proceedings; none of the Borrowers nor any affiliate has completely or partially withdrawn from any multiemployer/employee benefit plans; each of the Borrowers and each of its or their affiliates has met its minimum funding requirements under ERISA with respect to all of its and/or their Benefit Plans; and none of the Borrowers nor any of its or their affiliates has incurred any liability to PBGC under ERISA. Notwithstanding anything to the contrary herein contained, each of the Borrowers and its and their affiliates has the full right and authority to terminate Benefit Plans in accordance with ERISA, other applicable laws and other applicable agreements among the Borrowers and/or its or their affiliates and persons other than the Bank.

     Section 4.11. Hazardous Wastes. To the best of their knowledge, none of the Borrowers nor any person controlled by any of the Borrowers has ever discharged, generated, used or stored any hazardous wastes as defined in the Code of Federal Regulations (hereinafter “CFR”) at 40 CFR Part 261, or any other substance that may pose a present or potential hazard to human health or the environment when improperly disposed of, treated, stored or generated, except as otherwise listed on Schedule 4.11 attached hereto. To the best of the Borrowers’ knowledge, any and all discharges and releases of any substances to the air, ground and/or water caused by, attributable to, or in any way related to the Borrowers or person controlled by the Borrowers, as identified in Schedule 4.11 attached hereto, have at all times been within all applicable limits and restrictions set by applicable laws, or by applicable permits or other similar grants of governmental approval or permission. To the best of the Borrowers’ knowledge, none of the Borrowers’ real property has ever been the site of any lagoons, surface impoundments or similar items; nor of a dump, landfill or other waste treatment facility; nor of a dry cleaning facility, furniture stripping facility, gasoline station, auto body repair shop, or painting facility. None of the Borrowers has ever been named in any clean-up order or other order of the United States Environmental Protection Agency, or any similarly charged agency, except as set forth in Schedule 4.11 attached hereto.

     Section 4.12. SEC Filings. The Borrowers have delivered to the Bank accurate and complete copies of any report, registration statement and definitive proxy statement filed by any of the Borrowers with the SEC after January 1, 2002 (the “Borrower SEC Documents”). Except as otherwise set forth in Schedule 4.12 attached hereto, all statements, reports, schedules, forms and other documents required to have been filed by the Borrowers with the SEC have been so filed. As of the time it was filed with the SEC: (i) each of the Borrower SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and all other Laws; and (ii) none of the Borrower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements contained in the Borrower SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto. To the knowledge of senior management of the Borrowers, no material adverse change in the Borrowers’ business or financial condition, taken as a whole, has occurred since its most recently filed Form 10-Q, except (a) as disclosed in any Borrower SEC Documents filed or amended after the date of such 10-Q, (b) as disclosed to the Bank, or (c) for any changes in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

     Section 4.13. Accuracy of Disclosure. Neither this Agreement nor any document, certificate, agreement, schedule, financial statement, exhibit or writing supplied to the Bank pursuant to this Agreement or with respect to the transactions contemplated herein, contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements herein or therein not misleading.

     Section 4.14. Other Material Agreements. To the best of the Borrowers’ knowledge, none of the Borrowers is a party to any agreement, indenture or other instrument, nor is it subject to any other corporate restriction, which has or may have a material adverse effect on its business, properties, assets, operations or condition, financial or otherwise. None of the Borrowers is a party to, nor is it bound by, any contract, agreement or instrument, or subject to any restrictions, materially affecting its ability (financial or otherwise) to perform the Obligations, or any other covenant, agreement or undertaking contemplated hereunder.

     Section 4.15. Compliance with Laws. To the best of the Borrowers’ knowledge, each of the Borrowers has complied with all applicable Laws in respect of its business, including but not limited to (i) any restrictions, specifications or other requirements pertaining to products that it manufactures or sells or to the services it performs, and (ii) the use, maintenance and operation of the real and personal properties owned or leased by it in the conduct of its business.

     Section 4.16. Trademarks, Patents, Etc. Each of the Borrowers possess all the trademarks, trade names, copyrights, patents, licenses, or rights therein, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the material rights or claimed rights of others, except as set forth and described on Schedule 4.16 attached hereto.

     Section 4.17. Regulations G, T, U and X. The proceeds of borrowings under the Revolving Loan are not being used directly or indirectly for the purposes of purchasing or carrying any margin stock in contravention, or which would cause the Bank to be in violation, of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     Section 4.18. Survival of Representations. All representations and warranties made by Borrowers in this Agreement shall be deemed to be relied upon by the Bank, notwithstanding any investigation hereinbefore or hereinafter made, and shall survive as long as any of the Obligations remain outstanding. Upon full satisfaction of all Obligations and the termination of the Revolving Loan, whether arising under the Agreement or any other written agreement with the Bank, the representations and warranties of the Borrowers shall terminate and be of no further force and effect. By requesting the Bank for a loan or upon securing an advance hereunder, the Borrowers shall be deemed to warrant that all of the representations and warranties contained in this Agreement are true and correct as of the date of such request and/or advance.

ARTICLE V. COVENANTS AND CONTINUING AGREEMENTS

     Section 5.01. Affirmative Covenants. Each of the Borrowers hereby covenants and agrees individually and collectively that, from the date hereof and until payment in full of the principal of, and the interest, costs and expenses on, the Revolving Loan and the termination of this Agreement, unless the Bank shall otherwise consent in writing, the Borrowers shall perform and observe the following covenants and agreements:

     (a) Punctual Payment. The Borrowers shall pay the principal of, and interest, costs and expenses on, the Revolving Loan at the place and in the manner stated herein.

     (b) Payment of Taxes, etc. The Borrowers shall pay all taxes, assessments, governmental charges or levies imposed upon the Borrowers or upon its income or profits or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of any of the Borrowers; provided that the Borrowers shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which the Bank shall have set aside such reserves against availability under the Revolving Loan as it may deem necessary with respect to any such tax, assessment, charge, levy or claim so contested.

     (c) Financial Information: Each of the Borrowers shall furnish to the Bank:

(i) Each week, and each time a notice of proposed borrowing is submitted to the Bank pursuant to Section 2.01 hereof, a completed “Schedule of Accounts Assigned”, a completed “Remittance and Loan Status Report”, and a completed “Return of Merchandise and Other Credits Report,” in the forms attached hereto as Exhibit 5.01(c)(i), and such other financial information of the Borrowers as the Bank may reasonably request;

(ii) Within fifteen (15) days after the end of each calendar month, an internally prepared accounts receivable aging report, accounts payable aging report, and inventory schedule;

(iii) Within twenty five (25) days after the expiration of each calendar month, internally prepared balance sheets of the Borrowers as of the close of such month, internally prepared statements of income, retained earnings, and cash flow, and an inventory report, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding month (or accompanied by disclosure of the effect on the financial position or results of operations of the Borrowers of any change in the application of the accounting principles during such period);

(iv) Within ninety (90) days after the close of each fiscal year of the Borrowers, a consolidated and consolidating balance sheet of the Borrowers as of the close of such fiscal year, statements of income, retained earnings, and cash flow for such fiscal year, and an internally prepared projection of income for the immediately succeeding fiscal year, all prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (or accompanied by disclosure of the effect on the financial position or results of operations of the Borrowers of any change in the application of the accounting principles during that year), with the balance sheet and related financial statements to be accompanied by an audit quality report of such firm of independent certified public accountants as is selected by the Borrowers and acceptable to the Bank;

(v) Within fifteen (15) days after filing thereof by or on behalf of the Borrowers, copies of all Borrower SEC Documents and Federal income tax returns;

(vi) Within forty five (45) days after the end of each fiscal quarter, a written statement of the President of each of the Borrowers that he has obtained no knowledge of any Event of Default as defined in this Agreement or of any transaction, circumstance or event which, after notice by the Bank or lapse of time or both, would constitute an Event of Default; or a statement specifying the nature and period of existence of any such Event of Default; and

(vii) Such other financial information as the Bank may reasonably request from time to time.

     (d) Documentation of Accounts. The Borrowers will make available for inspection by the Bank, upon prior notice and at the reasonable request of the Bank from time to time and during normal business hours, the following items: (a) copies of all purchase orders from and invoices to its customers; (b) copies of all purchase orders to and invoices from its suppliers; and (c) such further schedules, documents and/or information relating to accounts and/or inventory as the Bank may reasonably require. The items to be provided under this Section are to be in form reasonably satisfactory to the Bank. The Borrowers’ failure to make available any of such items to the Bank shall not affect, terminate, modify or otherwise limit the Bank’s lien or security interest in the Collateral.

     (e) Collection of Receivables. The Borrowers shall notify the Bank in writing promptly, but in no event later than three (3) business days after learning thereof, if any of their accounts receivable aggregating more than $10,000.00 shall become, or could reasonably be expected to become, uncollectible for any reason.

     (f) Verification of Accounts. At any time, the Bank shall have the right to verify the balances outstanding on any or all of the Borrowers’ accounts. Such verifications shall be conducted in such manner as the Bank may, in its reasonable discretion, direct, and the reasonable cost thereof shall be borne by the Borrowers.

     (g) Insurance. Each of the Borrowers shall maintain, with responsible insurers, liability insurance in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business or in such amounts covering such risks as the Bank shall reasonably request. Each of the Borrowers will keep the Collateral insured for the Bank’s benefit against hazards (including extended coverage, and vandalism, theft, fire and malicious mischief coverage) to the full insurable value of the Collateral (and not just in the amount of the Revolving Loan, if less). In addition, each of the Borrowers shall maintain comprehensive general liability insurance, business interruption insurance, workers’ compensation insurance, and such other additional insurance as the Bank may reasonably request. Each of the

Borrowers shall obtain and deliver to the Bank appropriate certificates of insurance describing such coverages and evidencing the Bank’s designation as a loss payee. All policies shall contain an agreement by the insurer that the policy is not to be cancelled or materially changed for any reason without at least thirty (30) days’ prior written notice to the Bank, unless the effect of such change would extend or increase coverage under the policies. Each of the Borrowers appoints the Bank its attorney for obtaining, adjusting and cancelling insurance and endorsing any settlement relating to insurance on its property.

     (h) Compliance with Laws and Agreements. Each of the Borrowers shall comply with all applicable Laws, agreements, obligations, orders or decrees, non-compliance with which could materially and adversely affect its business or financial condition, including but not limited to all applicable rules, regulations and requirements of the SEC and any stock market under which its securities are bought and sold.

     (i) Litigation. Each of the Borrowers shall notify the Bank in writing immediately upon commencement of (i) any litigation or proceeding to which any of the Borrowers is a party, if an adverse decision therein would require it to pay more than $10,000.00 or deliver assets, the value of which exceeds such sum (whether or not covered by insurance), and (ii) the institution of any other suit, proceeding or governmental investigation involving any of the Borrowers that might have a material, adverse effect upon its operation, financial condition, property or business.

     (j) Notice of Default. The Borrowers shall notify the Bank in writing as soon as possible and, in any event, within five (5) business days after the occurrence of an Event of Default as defined in this Agreement or any event which, with the giving of notice or passage of time or both, could become an Event of Default, by providing the Bank with a statement of an officer of the Borrowers setting forth the details of such event.

     (k) Indebtedness. Each of the Borrowers shall pay all of its Indebtedness promptly and in accordance with the terms of the governing instrument, document or agreement, except to the extent that a subordination of certain indebtedness is required by the terms of this Agreement.

     (k) Conduct of Business. Each of the Borrowers shall maintain its corporate existence, rights, and franchises; engage only in the types of business presently engaged in by it; collect its accounts and sell its inventory only in the ordinary course of business; maintain such records and books of account as are consistent with sound business practices; and notify the Bank thirty (30) days in advance of any change in location of any of its places of business or the establishment of any new, or the discontinuance of any existing, place of business.

     (l) Pension Plan Compliance. Each of the Borrowers shall fund all defined benefit pension plans, if any, in accordance with no less than the minimum funding standards of Section 412 of the Internal Revenue Code and of Section 302 of ERISA, discharge all other duties imposed under ERISA, and promptly advise the Bank of the occurrence of any reportable event or prohibited transaction as such terms are defined in ERISA with respect to such plans. In addition, the Borrowers shall inform the Bank of all proceedings, including but not limited to terminations, instituted in connection with employee benefit plans, whether instituted by the Borrowers or by any other party. The Borrowers shall also inform the Bank promptly of the adoption of any qualified pension or profit sharing plan.

     (m) Notification of Changes in Financial Condition. The Borrowers shall promptly notify the Bank of any event or condition which could have a material, adverse effect upon the financial condition, assets or operations of any of the Borrowers or any subsidiary.

     (n) Other Information. The Borrowers shall, from time to time, furnish such additional information as the Bank shall reasonably request.

     (o) Bank Accounts. Each of the Borrowers shall maintain all of its operating accounts with the Bank.

     (p) Additional Documents. The Borrowers shall, at the Borrowers’ expense, execute and deliver all additional documents, assurances and instruments and take such further action as the Bank may reasonably request to carry out the purpose and intent of this Agreement.

     (q) Books and Records. Each of the Borrowers shall:

(i) Maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) hereof; and

(ii) By means of appropriate monthly entries, reflect in its accounts and in all financial statements furnished pursuant to Section 5.01(c) hereof, proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its properties and bad debts, all in accordance with generally accepted accounting principles, consistently applied, as above described.

     (r) Assets. Each of the Borrowers shall keep its assets in good repair, working order and condition (except obsolete property not yet disposed of and reasonable wear and tear) and, from time to time, make all appropriate and proper repairs thereto and improvements thereon.

     (s) Inspection by Bank. The Borrowers shall allow any representative of the Bank to visit and inspect any of the properties of the Borrowers and/or any of its or their subsidiaries upon reasonable prior notice, and to examine the books of account and other records and files of the Borrowers and/or any of its or their subsidiaries, at such times and as often as the Bank may reasonably request. Any inspections or examinations conducted hereunder are solely for the protection of the Bank and no action or inaction of the Bank shall constitute any representation by the Bank that the Borrowers are in compliance with the terms of this Agreement, or that the Bank approves of the Borrowers’ affairs, business, finances or accounts.

     Section 5.02. Negative Covenants. Each of the Borrowers hereby covenants and agrees that, from the date hereof until payment in full of the principal of, and interest, costs and expenses on the Revolving Loan and the termination of this Agreement, unless the Bank shall otherwise consent in writing, the Borrowers shall not, directly or indirectly:

     (a) Indebtedness. Permit to exist, incur, create or assume any Indebtedness or liability on account of borrowed money, except (i) Obligations to the Bank; (ii) any existing Indebtedness described in the Financial Statements; (iii) trade Indebtedness incurred in the ordinary course of business; and (iv) the Indebtedness described in Schedule 5.02(a) attached hereto.

     (b) Sale of Assets, Dissolution, or Merger. Wind up, liquidate or dissolve its or their affairs, convey, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its or their properties or assets, whether now or hereafter acquired, enter into any transaction of comparable effect or any merger or consolidation.

     (c) Guaranties. Guaranty, endorse or otherwise in any way become liable or responsible for the Indebtedness of any other person, whether directly or indirectly, except for (i) routine endorsements of negotiable instruments for collection or deposit in the ordinary course of business, or (ii) any guaranty or similar contractual arrangement for the benefit of the Bank.

     (d) Change in Management. Permit there to occur any change affecting the management control of any of the Borrowers.

     (e) Liens. Except as contemplated by this Agreement, incur, create, assume or permit to exist any mortgage, lien, pledge or security interest upon or in respect of any of its or their assets, whether now owned or hereafter acquired.

     (f) Capital Stock. Issue, sell, redeem, purchase or retire any shares of the capital stock of any of the Borrowers or any subsidiary or grant or issue any warrant, right or option pertaining thereto or other security convertible into the foregoing, other than: (i) options or shares issued pursuant to the International Smart Sourcing, Inc. Stock Option and Grant Plan (the “Option Plan”); (ii) shares issuable upon the exercise of options granted under the Option Plan; (iii) shares issuable upon the exercise of warrants issued by International Smart Sourcing, Inc. prior to the date of this Agreement; and (iv) 350,000 common shares.

     (g) Loans, Advances and Investments. Make or have outstanding any loans or advances to, or own or acquire any securities of, any person, except (i) loans or advances to employees not in excess of $25,000.00 in the aggregate, (ii) loans or advances to affiliates not in excess of $291,000.00 in the aggregate, (iii) securities held as investments on the date of this Agreement, (iv) prime commercial paper maturing within one hundred eighty (180) days of the date of acquisition thereof, (v) direct obligations of the United States, and (vi) certificates of deposit issued by a bank having a net worth of not less than $50,000,000.00.

     (h) Disposal of Material Assets. Transfer, sell, assign, lease or otherwise dispose of any asset of any of the Borrowers having a value as of the date of transfer in excess of $10,000.00 individually, or $25,000.00 in the aggregate in any fiscal year of the Borrowers, to any person in a transaction which is not in the ordinary course of business; or, to the extent of any transfer, sale, assignment, lease or other disposition of any asset of any of the Borrowers not in the ordinary course of business, fail to tender proceeds received therefrom to the Bank.

     (i) Compromise of Accounts/Loss of Customers. During any one-month period, compromise or adjust any accounts of any of the Borrowers (or extend the time for payment thereof), or grant additional discounts, allowances or credits thereon, in excess of ten (10%) percent of the aggregate gross sales during such one-month period.

     (j) Regulation G, T, U and X Compliance. Directly or indirectly apply any part of the proceeds of the Revolving Loan to the purchasing or carrying of any margin stock in contravention, or which would cause the Bank to be in violation, of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

     (k) Prepayment of Indebtedness. Prepay or accelerate the payment schedules of any Indebtedness exceeding $10,000.00, individually, of any of the Borrowers, except for the Obligations.

     (l) Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any person whereby any of the Borrowers shall sell or transfer any property, real or personal, used and useful in its business, whether now owned or hereafter acquired, and thereafter rent and lease such property which any of the Borrowers intend to use for substantially the same purpose or purposes.

     (m) Affiliates. Organize or establish any new subsidiaries or, with respect to any affiliate, enter into any transaction with such affiliate, other than an arm’s-length transaction in the ordinary course of business upon terms substantially similar to and no less favorable than that which the Borrowers would obtain in a similar transaction between the Borrowers and a third party unrelated to the Borrowers or its affiliates in any way.

     (n) Related Party Loans. Repay any loans or advances from any officers, shareholders or directors of any of the Borrowers, or from any of its subsidiaries or affiliates; provided, however, that as long as no Event of Default shall exist hereunder, the Borrowers may pay interest thereon at the end of each fiscal year, computed at no higher than 10% simple interest, on the lesser of (i) the actual principal amount of such loans or advances, or (b) $291,000.00.

     (o) Collateral Coverage. Permit the Obligations to exceed the Commitment Amount at any time, as computed under Section 2.01 hereof, except as otherwise permitted by the Bank.

     (p) Capital Expenditures. Permit Capital Expenditures of the Borrowers, on an aggregate and consolidated basis and during the term of the Revolving Loan, to exceed $100,000.00.

     (q) Minimum Tangible Net Worth. Permit the Borrowers’ consolidated Tangible Net Worth at the end of any calendar quarter, and computed on a rolling four quarter basis commencing June 30, 2003, to be less than $1,350,000.00 as at June 30, 2003; or to be less than $1,400,000.00 as at September 30, 2003; or to be less than $1,500,000.00 as at December 31, 2003; or to be less than $1,600,000.00 as at March 31, 2004.

     (r) Debt Service Coverage. Permit the ratio of Borrowers’ (i) Net Cash Flow, to (ii) Debt Service, on a consolidated basis, to be less than 1.75 to 1, as at the end of any calendar quarter, and as computed on a rolling four quarter basis commencing June 30, 2003.

     (s) Fiscal Year. Change the Borrowers’ fiscal years.

     Section 5.03. Survival. All covenants and continuing agreements contained in this Article V shall survive as long as any amounts are due and owing under the Revolving Loan and this Agreement has not been terminated.

VI. DEFAULT

     Section 6.01. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (herein referred to individually as an “Event of Default”, and collectively as “Events of Default”):

     (a) Failure to Pay. The Borrowers shall fail to pay any installment of principal or interest when due under the Revolving Loan, whether by maturity or otherwise, or pay any other amount when due to the Bank under this Agreement, the Security Agreements or any document, agreement or instrument delivered pursuant to this Agreement or otherwise.

     (b) Failure to Perform. Any of the Borrowers or the Guarantors shall fail to observe or perform any other material term, covenant or provision to be observed or performed by it or him under this Agreement, the Security Agreements, the Guaranties, or any other agreements, instruments or documents contemplated hereunder or thereunder.

     (c) Default in Material Agreement or Debt. Any of the Borrowers or the Guarantors shall fail to pay any material Indebtedness due to any third party and such failure shall continue beyond any applicable grace period in the governing document; or any of the Borrowers or the Guarantors shall breach or violate any provision of, or suffer to exist uncured any breach or event of default under, any other material agreement or instrument.

     (d) Uninsured Loss. There shall occur any uninsured damage, loss or destruction to any property or assets securing the Obligations in excess of $25,000.00.

     (e) False or Misleading Financial Statements or Other Statements. The Financial Statements or any other statement, information, representation, warranty or certificate made or furnished by the Borrowers or the Guarantors, in connection with this Agreement, or as an inducement to the Bank to enter into this Agreement, or any separate statement or document to be delivered hereunder to the Bank, shall prove to have been materially false or misleading when made.

     (f) Insolvency. Any of the Borrowers or the Guarantors admits its or his inability to pay its or his debts as they mature or shall make an assignment for the benefit of its or his creditors.

     (g) Bankruptcy. A proceeding in bankruptcy or for reorganization of any of the Borrowers or the Guarantors or the readjustment of any of its or his debts under the Bankruptcy

Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by any of the Borrowers or the Guarantors or shall be commenced against any of the Borrowers or the Guarantors; provided, however, that the Borrowers and/or Guarantors shall have ninety (90) days during which to dismiss an involuntary petition filed against it or him before such filing is deemed to be an Event of Default hereunder.

     (h) Receiver or Trustee. A receiver or trustee shall be appointed for any of the Borrowers or the Guarantors or for any substantial part of its or his assets, or any proceeding shall be instituted for the dissolution of any of the Borrowers or the full or partial liquidation of the assets of any of the Borrowers or the Guarantors, and such receiver or trustee shall not be discharged within ninety (90) days of his appointment, or such proceeding shall not be discharged within ninety (90) days of its commencement; provided that the ninety (90) day period provided herein shall not apply to appointments or actions instituted by the Borrowers or the Guarantors.

     (i) Judgment Creditor. A judgment creditor or judgment creditors of any of the Borrowers or the Guarantors shall obtain possession of any of it or his assets in excess of $50,000.00 in the aggregate by any means including, without limitation, levy, restraint, or replevin; provided that if any such event occurs, it shall not be an Event of Default hereunder if the Borrowers and/or Guarantors, as the case may be, diligently seeks to dissolve and/or discharge such taking and such taking is in fact dissolved and/or discharged within ninety (90) days.

     (j) Unsatisfied Judgments. Any of the Borrowers or the Guarantors shall suffer final judgment for payment of monies aggregating in excess of $50,000.00 in any fiscal year, not otherwise covered by insurance.

     (k) Validity. The validity or enforceability of this Agreement, the Security Agreements, the Guaranties or any other agreement or instrument contemplated hereunder or thereunder shall be contested by any of the Borrowers, the Guarantors, or any of its or his affiliates, or any of the Borrowers and/or the Guarantors shall deny any further liability or obligation hereunder or thereunder, or the Bank determines there is a commercially reasonable basis that such contention may be asserted and the Borrowers and/or the Guarantors fail or refuse to remedy such impairment.

     (m) Change in Business. Any of the Borrowers or the Guarantors shall suffer a material adverse change in its or his business, shall suspend or discontinue a significant part of its or his business or shall materially change the nature of its or his or business.

     (n) Government Action. Any governmental agency or instrumentality seizes, liens, appropriates, condemns or occupies all or a substantial part of the properties of any of the Borrowers, or interferes in any substantial manner with any of the Borrowers’ business.

     (o) Deemed Insecurity. The Bank shall in good faith at any time deem itself insecure for any reason.

     Section 6.02. Remedies. Upon the occurrence of an Event of Default, as defined in Section 6.01 hereof, and at any time thereafter, the Bank may, without demand of performance and without other notice, do any one or more of the following in its sole discretion:

          (a) Reverse any then unfunded approvals of outstanding borrowing requests under Section 2.01 hereof, and terminate consideration of all future borrowing requests;

          (b) Declare all Obligations immediately due, at which time all Obligations shall be due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived;

          (c) Protect and enforce the Bank’s rights by a suit in equity, by an action in law, or both, whether for specific performance of any covenant or agreement contained in this Agreement, the Security Agreements, or any other document;

          (d) Set off, in such order as the Bank may determine in its sole discretion, any and all of the unpaid principal of and interest on the Revolving Loan and any or all of the other Obligations of the Borrowers to the Bank, now existing or hereafter created, against any or all of the property of the Borrowers in the Bank’s possession at or after the Event of Default, regardless of the capacity in which the Bank possesses such property, including without limitation, any balance or share in any demand, time, savings, passbook, trust, agency or escrow account, and including any property in transit to or from the Bank. The Bank shall have the right of set off against any such property of the Borrowers, although the obligations and liabilities with respect to such set off may be then contingent or unmatured;

          (e) Have and exercise each and every right and remedy granted to the Bank for an Event of Default under the terms of this Agreement, the Security Agreements, and any other document or instrument related thereto (and notwithstanding that default under such document or instrument containing such right or remedy shall not have occurred), together with every right or remedy now or hereafter available to the Bank at law or in equity, including, without limitation, rights and remedies granted to a secured party under the Uniform Commercial Code;

          (f) Apply payments and/or recoveries received in respect of exercise of its rights and remedies hereunder to any of the Revolving Loan, or portion thereof, in such order of priority as the Bank may choose, in its sole discretion.

          (g) No remedy conferred upon or reserved to the Bank hereunder or under the documents and instruments evidencing the Obligations shall be deemed to be exclusive of any other available remedy or remedies. Each such remedy shall be distinct, separate, and cumulative, shall not be deemed to be inconsistent with or in exclusion of any other available remedy, may be exercised in the discretion of the Bank at any time, in any manner and in any order, and shall be in addition to and separate and distinct from any other remedy given to the Bank hereunder, or under the documents and instruments evidencing the Obligations, or now or hereafter existing in favor of the Bank, at law, in equity or by statute. Without limiting the generality of the foregoing, the Bank shall have the right to exercise any available remedy to recover any amount due and payable hereunder without regard to whether any other amount is due and payable, and without prejudice to the Bank to exercise any available remedy for other Events of Default existing at the time the earlier action was commenced. The Bank shall also have the right to foreclose any security interest or proceed under any guaranty or other agreement pertaining to the Obligations without also being required to foreclose any other security interest or proceed against any other guaranty or agreement and without thereby waiving or prejudicing its right to foreclose any other such security interest or proceeding under any other such guaranty or agreement or impairing any of its rights thereunder.

ARTICLE VII. MISCELLANEOUS

     Section 7.01. Notice. All notices, demands and other communications required to be given pursuant to or contemplated by this Agreement shall be deemed effectively delivered or given when manually delivered or when indicated to have been delivered by a return receipt and mailed within the United States by registered or certified mail, postage prepaid, addressed to the intended party at the address as set forth below (or at such other address as the party shall hereinafter specify to the other party in writing):

To the Bank:

People’s Bank
850 Main Street
Bridgeport, Connecticut 06604

Attn: Jonasis G. Smith
          Vice President

With a copy to:

David A. Greenberg, Esq.
Berkowitz, Trager and Trager, LLC
253 Post Road West
P.O. Box 808
Westport, Connecticut 06881

To the Borrowers:

International Smart Sourcing, Inc.
320 Broad Hollow Road
Farmingdale, New York 11735

Attn: Mr. David Hale,
          President

International Plastic Technologies, Inc.
320 Broad Hollow Road
Farmingdale, New York 11735

Attn: Mr. David Hale,
          President

Electronic Hardware Corp.
320 Broad Hollow Road
Farmingdale, New York 11735

Attn: Mr. Andrew Franzone,
          President

With a copy to:

Koerner Silberberg & Weiner, LLP
112 Madison Avenue
New York, New York 10016
Attn: Carl Seldin Koerner, Esq.

     Section 7.02. Construction and Interpretation. The provisions of this Agreement shall be in addition to those of any guaranty, security agreement or other document or agreement executed contemporaneously herewith, all of which shall be construed as complimentary to each other. Nothing herein contained shall prevent the Bank from enforcing such guaranty, security agreement or other documents or agreements executed contemporaneously herewith in accordance with their respective terms.

     Section 7.03. Enforcement by the Bank. The Bank shall have the right at all times to enforce the provisions of this Agreement and all other agreements, documents and instruments required hereunder in strict accordance with their terms, notwithstanding any conduct or custom on the part of the Bank in refraining from doing so at any time or times. The failure of the Bank at any time to enforce any rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and the exercise of any one right or remedy shall not be deemed to waive or release any other right or remedy.

     Section 7.04. Expenses of the Bank. The Borrowers will pay all expenses, including reasonable fees and expenses of legal counsel of the Bank and such other experts and consultants as the Bank shall deem reasonably appropriate, incurred in connection with the preparation, administration, negotiation, amendment, modification, protection and enforcement of this Agreement and all other agreements and instruments required hereunder.

     Section 7.05. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or any agreement, instrument or other document contemplated hereby, or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

     Section 7.06. Survival of Covenants. All covenants, agreements, representations and warranties made in this Agreement and in any certificates delivered pursuant to this Agreement shall survive the making of the Revolving Loan and shall continue in full force and effect as long as any Obligations are outstanding and unpaid.

     Section 7.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     Section 7.08. Waiver of Notice and Hearing on Prejudgment Remedy. THE BORROWERS ACKNOWLEDGE THAT THE TRANSACTIONS TO WHICH THIS AGREEMENT RELATE ARE COMMERCIAL TRANSACTIONS. THE BORROWERS HEREBY VOLUNTARILY AND KNOWINGLY WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED AND IN EFFECT ON THE DATE HEREOF, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW OR PROCEDURAL RULE WITH RESPECT TO ANY PREJUDGMENT REMEDY OR OTHER RIGHT OR REMEDY THAT THE BANK MAY ELECT TO USE OR OF WHICH IT MAY AVAIL ITSELF BEFORE THE COURTS OF THE STATE OF CONNECTICUT.

     Section 7.9. Severability. In case any one or more of the provisions contained in this Agreement, or any of the documents or agreements contemplated hereby, should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 7.10. Assignment. The rights conferred upon the Bank by this Agreement shall be automatically extended to and vested in any assignee or transferee of the Bank upon the Borrowers’ receipt of notice of such assignment or transfer; provided, however, that no such assignment or transfer shall enlarge the obligations of the Borrowers hereunder.

     Section 7.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

     Section 7.12. Participation. Notwithstanding any other provision of this Agreement, the Borrowers understand that the Bank may enter into participation agreements with participating institutions whereby the Bank will allocate certain percentages of its obligations to them. The Borrowers acknowledge that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of any such participating institutions as well as the Bank, and the Borrowers each hereby grant to each such participating institution, to the extent of its participation in the Revolving Loan, the right to set off deposit accounts maintained by the Borrowers with such institution.

     Section 7.13. Captions. The articles and section captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of any such article or section, nor in any way affect this Agreement.

     Section 7.14. Waiver of Jury Trial. THE BORROWERS WAIVE, INDIVIDUALLY AND COLLECTIVELY, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO

ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AGREEMENT, INSTRUMENT OR OTHER DOCUMENT CONTEMPLATED HEREBY OR RELATED HERETO AND IN ANY ACTION DIRECTLY OR INDIRECTLY RELATED TO OR CONNECTED WITH THE LOAN PROVIDED FOR HEREIN, OR ANY CONDUCT RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF SUCH LOAN OR ARISING FROM THE DEBTOR/CREDITOR RELATIONSHIP OF THE PARTIES HERETO. THE BORROWERS EACH ACKNOWLEDGE THAT THIS WAIVER MAY DEPRIVE IT OF AN IMPORTANT RIGHT AND THAT SUCH WAIVER HAS KNOWINGLY BEEN AGREED TO BY IT.

     Section 7.15. Prior Agreements Superseded. Except as otherwise provided for herein, this Agreement, together with all agreements and documents concurrently executed, constitutes the entire understanding and agreement between the parties hereto and thereto pertaining to the subject matter hereof and thereof and completely and fully supersedes all prior understandings or agreements, both written and oral, between the Bank and the Borrowers relating to the subject matter hereof.

     Section 7.16. Consent to Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of Connecticut, and Borrowers agree not to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Borrowers further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each of the Borrowers hereby appoints National Corporate Research, Ltd., 330 Roberts Street, Suite 203, East Hartford, Connecticut 01608, as its agent for service of process in the State of Connecticut for any such legal action, suit or proceeding, and irrevocably consents to the service of process of any of the aforementioned courts in any such action, suit or proceeding, by service upon the agent for service of process with a copy sent, via certified United States mail, postage prepaid, to such Borrower at 320 Broad Hollow Road, Farmingdale, New York 11735. Each of the Borrowers hereby knowingly and voluntarily waives any claim or defense in any action, suit or proceeding commenced in the Connecticut Superior Court or the United States District Court for the District of Connecticut asserting that service upon such party by servicing the agent appointed hereinabove is invalid.

     Section 7.17. Joint and Several Liability. This Agreement and all Obligations shall represent the joint and several obligations of the Borrowers, and each provision of this Agreement shall be construed to apply to the Borrowers individually and jointly, including but not limited to any representations, warranties and covenants contained herein.

     Section 7.18. Termination of Loan. Upon the full and final payment of all Obligations due hereunder and the termination of the Revolving Loan, the Bank will return to the Borrowers the Revolving Note referenced in Section 2.08, and release and discharge its interest in the Collateral.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE BANK:
PEOPLE’S BANK

By:	/s/ Jonasis G. Smith

Jonasis G. Smith A Vice PresidentM

      [Signatures continuing on next page]

THE BORROWERS: INTERNATIONAL SMART SOURCING, INC.

/s/ David Hale

By: David Hale Its: President

INTERNATIONAL PLASTIC TECHNOLOGIES, INC.

/s/ David Hale

By: David Hale Its: President

ELECTRONIC HARDWARE CORP.

/s/ Andrew Franzone

By: Andrew Franzone Its: President